24 Month Callable Yield Note

North America Structured Investments

OVERVIEW

May be appropriate for investors seeking interest payments at a higher interest rate than the current yield on a conventional debt security with the same maturity issued by the Issuer. Investors have full downside exposure to the lesser performing of the Underlyings if the closing level of either Underlying on the Observation Date is less than its closing level on the Pricing Date by more than the applicable Buffer Amount.

The notes are callable quarterly at par at the issuer’s discretion.

The payment at maturity will be paid in cash based on the lesser performing of the Underlyings.

Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Summary of Terms

Issuer:	JPMorgan Chase & Co.
Par:	$1,000.00
Underlyings:	S&P 500® Index, Russell 2000® Index
Pricing Date:	February 15, 2013
Observation Date:	February 17, 2015
Maturity Date:	February 24, 2015
Optional Call Date(s):	Each Interest Payment Date (other than the Maturity Date) will be an Optional Call Date.
Interest Rate*:	[4.75% - 5.25%] per annum, payable quarterly
Buffer Amount:	For each Underlying, 30% of the closing level of that Underlying on the Pricing Date
CUSIP:	48126DVC0

***The hypothetical returns set forth above are illustrative and may not be the actual returns on the notes. These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

***Reflects a Buffer Amount of 30% and assumes an interest rate of 4.75% per annum for illustrative purposes. Assumes the note is not called on the Call Date and a $1,000 investment.

Hypothetical Returns***

Hypothetical Closing Level of the lesser performing Underlying on the observation date, as a percentage of the Initial Level	Total principal and interest payments over term of the note***
180%	$1,095.00
150%	$1,095.00
130%	$1,095.00
110%	$1,095.00
100%	$1,095.00
90%	$1,095.00
70%	$1,095.00
50%	$595.00
30%	$395.00
10%	$195.00
0%	$95.00

Return Profile

Interest will be payable quarterly in arrears. If an interest payment date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

Payment at maturity for each $1,000 principal amount note will be a cash payment of $1,000 or, if the closing level of either of the Underlyings on the Observation Date is less than its closing level on the Pricing Date by more than the Buffer Amount, a cash payment of less than $1,000 that reflects the negative return of the lesser performing Underlying. In the event both underlyings appreciate relative to their initial values, the investor will receive $1,000 for each $1,000 principal amount invested, subject to the credit risk of JPMorgan Chase & Co. In all cases, payment will include any accrued and unpaid interest.

If the notes are called by the issuer, the investor will receive a cash payment of $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest to but excluding the applicable Optional Call Date.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com

24 Month Callable Yield Note

North America Structured Investments

Selected Benefits

• The notes offer a higher interest rate than the yield currently available on debt securities of comparable maturity issued by us.

• Quarterly interest payments.

• If the notes are held to maturity, the Buffer Amount may offer some contingent protection against a decrease in the prices of the Underlyings.

• Minimum denomination of $10,000 and integral multiples of $1,000 in excess thereof.

Selected Risks

• Your investment in the notes may result in a loss. If the closing level of either Underlying on the Observation Date is less than its closing level on the Pricing Date by more than the applicable Buffer Amount, you could lose up to $905.00 for each $1,000 note.

• Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to maturity are subject to changes in the market’s view of our creditworthiness. You are exposed to the risks of the decline in the closing level of each Underlying.

• Your payment at maturity may be determined by the lesser performing of the Underlyings.

• Return is limited to the principal amount plus accrued interest regardless of any appreciation of the Underlyings.

• The Optional Call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.

• No dividend payments, ownership rights or affiliation with the Underlyings.

• You are exposed to the risks associated with small capitalization companies.

• Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity. The original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.

• Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

• Many economic and market factors, such as Index volatility, time to maturity, interest rates and creditworthiness of the Issuer, will impact the value of the notes prior to maturity.

• Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.

• The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable term sheet for additional information.

Disclaimer

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC. is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC: http://www.sec.gov/Archives/edgar/data/19617/000095010311004940/crt_dp27418-fwp.pdf

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com

Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 8-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011	Term Sheet Product Supplement No. 8-I Registration Statement No. 333-177923 Dated January 29, 2013; Rule 433

Structured Investments	$ 4.75%*-5.25%* per annum Single Observation Callable Yield Notes due February 24, 2015 Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

General

•	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of either the S&P 500® Index or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are called and the risk that, if the notes are not called, they may lose some or all of their principal at maturity.
•	The notes will pay between 4.75%* and 5.25%* per annum interest over the term of the notes, assuming no Optional Call, payable at a rate of between 1.1875%* and 1.3125%* per quarter. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not called, the payment at maturity will be based on the performance of the Lesser Performing Underlying and whether the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes may be called, in whole but not in part, at our option on any of the Optional Call Dates set forth below. If the notes are called pursuant to an Optional Call, payment on the applicable Optional Call Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing February 24, 2015**
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Underlyings:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:

Between 4.75%* and 5.25%* per annum over the term of the notes, assuming no Optional Call, payable at a rate of between 1.1875%* and 1.3125%* per quarter

The notes may be called, in whole but not in part, at our option (such an event, an “Optional Call”) on any of the Optional Call Dates set forth below.

*The actual Interest Rate will be determined on the Pricing Date and will not be less than 4.75% or greater than 5.25% per annum.

Buffer Amount:	With respect to each Underlying, an amount that represents 30.00% of its Starting Underlying Level
Pricing Date:	On or about February 15, 2013
Settlement Date:	On or about February 25, 2013
Observation Date**:	February 17, 2015
Maturity Date**:	February 24, 2015
CUSIP:	48126DVC0
Interest Payment Dates:	Interest on the notes will be payable quarterly in arrears on the 25th calendar day of each February, May, August and November except for the final quarterly interest payment, which will be payable on the Maturity Date or the relevant Optional Call Date, as applicable (each such day, an “Interest Payment Date”), commencing May 25, 2013. See “Selected Purchase Considerations — Quarterly Interest Payments” in this term sheet for more information.
Payment at Maturity:

If the notes are not called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Lesser Performing Underlying. If the notes are not called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless a Trigger Event has occurred.

If the notes are not called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

You will lose some or all of your principal at maturity if the notes are not called and if a Trigger Event has occurred.

Trigger Event:	A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Optional Call:	We, at our election, may call the notes, in whole but not in part, on any of the Optional Call Dates at a price for each $1,000 principal amount note equal to $1,000 plus any accrued and unpaid interest to but excluding the applicable Optional Call Date. If we intend to call your notes, we will deliver notice to DTC at least five business days before the applicable Optional Call Date.
Optional Call Dates**:	Each Interest Payment Date (other than the Maturity Date) will be an Optional Call Date.
Other Key Terms:	See “Additional Key Terms” on the next page.
**	Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Payment upon Optional Call” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 8-I.

Investing in the Single Observation Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 8-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $24.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $15.00 per $1,000 principal amount note. These concessions include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMS may be more or less than $24.00 and will depend on market conditions on the Pricing Date. In no event will the commission received by JPMS, which includes concessions and other amounts that may be allowed to other dealers, exceed $35.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. 8-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 29, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 8-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 8-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007604/e46186_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	With respect to each Underlying, the closing level of that Underlying on the Pricing Date
Ending Underlying Level:	With respect to each Underlying, the closing level of that Underlying on the Observation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Return of the S&P 500® Index and the Underlying Return of the Russell 2000® Index
JPMorgan Structured Investments —	TS-1
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this term sheet, assuming no Optional Call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	QUARTERLY INTEREST PAYMENTS — The notes offer quarterly interest payments as specified on the cover of this term sheet, assuming no Optional Call. Interest on the notes will be payable quarterly in arrears on the 25th calendar day of each February, May, August and November except for the final quarterly interest payment, which will be payable on the Maturity Date or the relevant Optional Call Date, as applicable (each such day, an “Interest Payment Date”), commencing May 25, 2013. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the quarterly Interest Payment Date for May 2013 is May 25, 2013, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on May 28, 2013, the next succeeding business day.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL CALL FEATURE — If the notes are called pursuant to an Optional Call, on the applicable Optional Call Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding the applicable Optional Call Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT CALLED — If the notes are not called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount. However, if the notes are not called and a Trigger Event has occurred, you could lose the entire principal amount of your notes.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

•	TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT— You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Optional Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on January 25, 2013 and assuming an Interest Rate of 4.75% per annum, we would have allocated approximately 18.74% of each interest payment to interest on the Deposit and the remainder to Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Optional Call.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an

JPMorgan Structured Investments —	TS-2
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14. 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. If the notes are not called, and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. Accordingly, you could lose up to the entire principal amount of your notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Executive Overview — CIO Synthetic Credit Portfolio Update,” “Liquidity Risk Management — Credit Ratings” and “Item 4. Controls and Procedures” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that these hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 8-I for additional information about these risks.

In addition, we are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes are not called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant. If the notes are called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Optional Call Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Underlyings, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level of each Underlying.

•         YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If the notes are not called and a Trigger Event occurs, you will lose some or all of your investment in the notes. This will be true even if the Ending Underlying Level of the other Underlying is greater than or equal to its Starting Underlying Level. The two Underlyings’ respective performances may not be correlated and, as a result, if the notes are not called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities during the term of the notes.

•	THE OPTIONAL CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — Upon an Optional Call, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Optional Call Date.
•	REINVESTMENT RISK — If your notes are called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Optional Call Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are called prior to the Maturity Date.
•	Certain BUILT-IN costs are likely to affect adversely the value of the notes prior to maturity — While
JPMorgan Structured Investments —	TS-3
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

the payment at maturity, if any, or upon an Optional Call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not called, we will pay you your principal back at maturity only if the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level by more than the applicable Buffer Amount. If the notes are not called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.
•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the Ending Underlying Level of that Underlying could be less than its Starting Underlying Level by more than the applicable Buffer Amount. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level of an Underlying could fall sharply on the Observation Date, which could result in a significant loss of principal.
•	an investment in the notes is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Underlyings would have.
•	HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including the equity securities included in the Underlyings. We or our affiliates may also trade in the equity securities included in the Underlyings from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an Optional Call or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the Underlyings on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•               whether a Trigger Event is expected to occur;

•               the interest rate on the notes;

•               the actual and expected volatility of the Underlyings;

•               the time to maturity of the notes;

•	the Optional Call feature and whether we are expected to call the notes, which are likely to limit the value of the notes;
•	the dividend rates on the equity securities included in the Underlyings;
•	the expected positive or negative correlation between the S&P 500® Index and the Russell 2000® Index, or the expected absence of any such correlation;
•	interest and yield rates in the market generally;

•               a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
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Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity plus the interest payments received over the term of the notes per $1,000 principal amount note to $1,000. The table and examples below assume that the notes are not called prior to maturity and that the Lesser Performing Underlying is the S&P 500® Index. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity. In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 1,500 and an Interest Rate of 4.75% per annum over the term of the notes (assuming no Optional Call) and reflect the Buffer Amount of 30.00%. In addition, if the notes are called prior to maturity, your note total return and total payment may be less than the amounts indicated below. Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Trigger Event Has Not Occurred (1)		Trigger Event Has Occurred (1)
Ending Underlying Level	Lesser Performing Underlying Return	Note Total Return	Total Payments over the Term of the Notes	Note Total Return	Total Payments over the Term of the Notes
2,700.00	80.00%	9.50%	$1,095.00	N/A	N/A
2,475.00	65.00%	9.50%	$1,095.00	N/A	N/A
2,250.00	50.00%	9.50%	$1,095.00	N/A	N/A
2,100.00	40.00%	9.50%	$1,095.00	N/A	N/A
1,950.00	30.00%	9.50%	$1,095.00	N/A	N/A
1,800.00	20.00%	9.50%	$1,095.00	N/A	N/A
1,650.00	10.00%	9.50%	$1,095.00	N/A	N/A
1,575.00	5.00%	9.50%	$1,095.00	N/A	N/A
1,500.00	0.00%	9.50%	$1,095.00	N/A	N/A
1,425.00	-5.00%	9.50%	$1,095.00	N/A	N/A
1,350.00	-10.00%	9.50%	$1,095.00	N/A	N/A
1,200.00	-20.00%	9.50%	$1,095.00	N/A	N/A
1,125.00	-25.00%	9.50%	$1,095.00	N/A	N/A
1,050.00	-30.00%	9.50%	$1,095.00	N/A	N/A
1,049.85	-30.01%	N/A	N/A	-20.51%	$794.90
900.00	-40.00%	N/A	N/A	-30.50%	$695.00
750.00	-50.00%	N/A	N/A	-40.50%	$595.00
600.00	-60.00%	N/A	N/A	-50.50%	$495.00
450.00	-70.00%	N/A	N/A	-60.50%	$395.00
300.00	-80.00%	N/A	N/A	-70.50%	$295.00
150.00	-90.00%	N/A	N/A	-80.50%	$195.00
0.00	-100.00%	N/A	N/A	-90.50%	$95.00

(1) A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than 30.00%.

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1,500 to an Ending Underlying Level of 1,575 — a Trigger Event has not occurred. Because the notes are not called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,095 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $95 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,500 to an Ending Underlying Level of 1,200 — a Trigger Event has not occurred. Because the notes are not called prior to maturity and a Trigger Event has not occurred, even though the Ending Underlying Level of the Lesser Performing Underlying of 1,200 is less than its Starting Underlying Level of 1,500, the investor receives total payments of $1,095 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $95 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

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Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Example 3: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,500 to an Ending Underlying Level of 900 — a Trigger Event has occurred. Because the notes are not called prior to maturity and a Trigger Event has occurred, the investor receives total payments of $695 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $95 per $1,000 principal amount note over the term of the notes and a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -40%)] + $95 = $695

Example 4: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1,500 to an Ending Underlying Level of 0 — a Trigger Event has occurred. Because the notes are not called prior to maturity and a Trigger Event has occurred, the investor receives total payments of $95 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $95.00 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $95 = $95

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 4, 2008 through January 25, 2013. The closing level of the S&P 500® Index on January 28, 2013 was 1,500.18. The closing level of the Russell 2000® Index on January 28, 2013 was 906.71.

We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Underlying on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this term sheet, which will be the fifth business day following the expected pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	TS-7
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index